WM High Yield Fund

Defaults and Arrears on Senior Securities

                                                 Face Amount Amount of Default
Security           Nature of Default  Date of Default  (000s)      (000s)

Century Communications Corporation,
    Sr. Note,
    8.750% due 10/01/2007 Chapter 11        04/01/2002      $5,500     $241

DVI, Inc.  Sr. Note,
    9.875% due 02/01/2004 Chapter 11        08/01/2003     $13,225     $653

FrontierVision Holdings LP
    Sr. Disc. Note,
    11.000% due 10/15/2006 Chapter 11        03/04/2004      $5,250     $100

Olympus Communications LP, Series B,
    Sr. Note,
    10.625% due 11/15/2006 Chapter 11        05/16/2002      $5,000     $266

                                                                        $1,260